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                                                                   Exhibit H.VII

                               SERVICE AGREEMENT
                               -----------------

                                   (CLASS N)

     THIS AGREEMENT, made as of this 24/th/ day of October, 2000, by and between William Blair Funds, a Delaware business trust (the "Trust"), on behalf of the Ready Reserves Fund (the "Fund"), and William Blair & Company, L.L.C., an Illinois limited liability company ("William Blair").

     In consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

     1. The Trust hereby appoints William Blair to render personal services to Class N shareholders of the Fund and/or the maintenance of accounts of shareholders of the Fund. These services may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Trust and the Fund and special features available to shareholders and providing assistance to investors in changing dividend options, account designations and addresses.

     The Trust also hereby appoints William Blair to provide sweep services to Class N shareholders of the Fund. These services may include, but are not limited to, operating a sweep arrangement whereby assets automatically sweep into and out of the Fund based on certain standards established by William Blair for the shareholders.

     The Trust also hereby appoints William Blair to render such other services as the Trust or William Blair may reasonably request.

     William Blair accepts such appointment and agrees during the term of this Agreement to render such services for the compensation provided herein. William Blair shall, for all purposes provided in this Agreement, be deemed to be an independent contractor; and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. William Blair, by separate agreement with the Trust, may also serve the Trust in other capacities.

     2. During the term of this Agreement, the Fund will pay to William Blair at the end of each calendar month a service fee computed at an annual rate of up to 0.35% of 1% (of which no more than 0.25% of 1% will be deemed to be for the types of services defined as "service fees" in Article III, Section 26, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.) of the average daily net assets of the Class N shares of the Fund.

     For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the monthly fee on the basis of the number of days that this Agreement is in effect during such month. The services of William Blair to the Trust under this Agreement are not deemed to be exclusive, and William Blair shall be free to render similar services or other services to others.
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     Net asset value shall be calculated in accordance with the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value shall be deemed to be the net asset value as of the close of business on the last day on which such calculation was made for the purposes of the foregoing computations.

     3. William Blair represents and warrants that no portion of the service fee received by William Blair pursuant to this Agreement shall be used for services provided by William Blair that are primarily intended to result in the sale of Fund shares.

     4. This Agreement may be terminated at any time, without the payment of any penalty, by any party to this Agreement on sixty (60) days' written notice to the other party. All material amendments to this Agreement must be approved by vote of the Board of Trustees of the Trust.

     5. William Blair shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. William Blair shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, director, member, employee or agent of William Blair, who may be or become a member of the Trust's Board, officer, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or the Trust or acting on any business of the Fund or the Trust (other than services or business in connection with the duties of William Blair hereunder) to be rendering such services to or acting solely for the Fund or the Trust and not as an officer, director, member, employee or agent or one under the control or direction of William Blair even though paid by William Blair.

     This Section 5 shall survive termination of this Agreement.

     6. Notices of any kind to be given under this Agreement shall be in writing (including facsimile communication) and shall be duly given if delivered to the other party at such address as such other party may designate for the receipt of such notice.

     7. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     8. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            WILLIAM BLAIR FUNDS


                                            By: /s/ Marco Hanig
                                               --------------------------------

                                            Attest: /s/ Colette Garavalia
                                                   ----------------------------


                                            WILLIAM BLAIR & COMPANY L.L.C.


                                            By: /s/ Conrad Fischer
                                               --------------------------------

                                            Attest: /s/ Rocky Barber
                                                   ----------------------------

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